Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Legal Name	Formerly Known As	Jurisdiction of Incorporation
Redwire Corporation	Genesis Park Acquisition Corp.	Delaware
Redwire Intermediate Holdings, LLC	Cosmos Finance, LLC	Delaware
Redwire Holdings, LLC	Cosmos Acquisition, LLC	Delaware
Adcole Space, LLC	—	Delaware
Deep Space Systems, Inc.	—	Delaware
Deployable Space Systems Inc.	—	California
In Space Group, Inc.	—	Delaware
Loadpath, LLC	—	New Mexico
Made in Space Europe, LLC	—	Delaware
Made in Space Europe SARL	—	Luxembourg
Oakman Aerospace, LLC	—	Colorado
Redwire Space, Inc.	—	Delaware
Roccor, LLC	—	Colorado
Techshot, Inc.	—	Indiana